EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 30, 2008 relating to (1) the consolidated financial statements of Elbit Imaging Ltd. (the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph relating to claims that have been filed against Group companies and for some of those claims petitions have been filed for certification as class actions, and (2) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
August 5, 2008